Exhibit 2.7

Execution version

ISIN NO 001 0542327

AMENDED AND RESTATED

LOAN AGREEMENT

between

Subsea 7 Inc.

(Borrower)

and

Subsea 7 S.A.

(Co-Borrower)

and

Norsk Tillitsmann ASA

(Loan Trustee)

on behalf of

the Bondholders

in the bond issue

3.50 per cent Subsea 7 S.A. Convertible Bond Issue 2009/2014

Norsk Tillitsmann ASA

TABLE OF CONTENTS

1	Definitions	3
2	The Loan	8
3	Joint and several liability of the Borrowers	9
4	Listing	9
5	Registration in the Securities Depository	9
6	The functions, duties and liability of the Loan Trustee	9
7	Representations and Warranties	10
8	Status of the Bonds and security	12
9	Interest	12
10	Maturity of the Loan and Change of Control	12
11	Interest in the event of late payment	14
12	Borrowers’ acquisition of Borrowers’ Bonds	14
13	Conversion terms	14
14	Adjustment of the Conversion Price	15
15	Merger and de-merger	28
16	Covenants	28
17	Fees and expenses	30
18	Events of Default	31
19	Authority of the Bondholders’ meeting and the Loan Trustee	33
20	Procedural rules	34
21	Repeated Bondholders’ meeting	37
22	Change of Loan Trustee	37
23	Limitation	38
24	Dispute resolution and legal venue	38

Norsk Tillitsmann ASA

This agreement is originally dated 9 October 2009 and amended and restated on the Effective Date by the First Amendment and Restatement Agreement (the “Loan Agreement”) and made between:

1.	Subsea 7 Inc. (Cayman Islands Company No. 280362) as borrower (the “Borrower”);

2.	Subsea 7 S.A. (registered with the RCS in Luxembourg under No. B43172) as co- borrower (the “Co-Borrower” and together with the Borrower the “Borrowers”); and

3.	Norsk Tillitsmann ASA (Norwegian Company No. 963 342 624) as loan trustee (the “Loan Trustee”).

Through their subscription/purchase of Bonds in the Loan the Bondholders have acceded to the Loan Agreement (i.e.):

•

The Bondholders are bound by the terms of the Loan Agreement (provided that information about the accession was given in the subscription/offer documents and/or any other marketing documentation for the Loan).

•	The Loan Trustee has through the Bondholders’ purchase/subscription been granted authority to act on behalf of the Bondholders to the extent provided for in the Loan Agreement.

The Co-Borrower has acceded to the Loan Agreement by the First Amendment and Restatement Agreement with effect from the Effective Date.

The Loan Agreement is available to anyone and may be obtained from the Loan Trustee or from the Borrowers. The Borrowers shall ensure that the Loan Agreement is available to the general public throughout the entire term of the Loan.

1	Definitions

Whenever used in this Loan Agreement the following terms shall have the following meaning:

Account Manager:	a Bondholder’s account manager in the Securities Depository.

Additional Shares:	as described in clause 14.12.

Banking Day:	a day when the Norwegian Central Bank’s Settlement System is open and when Norwegian banks can settle foreign currency transactions.

Bondholders:	the holders of the Bonds.

Bonds:	bonds in the Loan, as described in clause 2.1.

Norsk Tillitsmann ASA

Borrowers’ Bonds(s):

Bond(s) in the Remaining Loan, owned by (i) the Co- Borrower or any of its (direct or indirect) subsidiaries (including for the avoidance of doubt the Borrower), or (ii) any other party who controls more than 50% of the voting rights of the Co-Borrower.

Cash Dividend:	as described in clause 14.3.

Change of Control Conversion Period:

means the period commencing on the date on which a Change of Control Event occurs and ending sixty (60) calendar days following such date or, if later, sixty (60) calendar days following the notification of a Change of Control Event (cf. clause 16.1 (i)).

Change of Control Conversion Price:	shall have the meaning given in clause 10.3 (b).

Change of Control Event:

shall mean a Delisting Event or a Reduction of Free Float Event. For the avoidance of doubt a Change of Control Event shall not be triggered upon a consolidation, amalgamation or merger or other transaction provided for in clause 15.1 provided the Co-Borrower has fulfilled its obligations under clause 15.1 to the satisfaction of the Loan Trustee.

Change of Control Conversion Date:	the date falling ten (10) Banking Days after a Bondholder has given a notice of conversion following the occurrence of a Change of Control Event.

Clean-up Call:	as described in clause 10.2.

Conversion Date:	the date falling ten (10) Banking Days after the Paying Agent has received an exercise notice pursuant to clause 13.1.

Conversion Period:	the entire term of the Loan, subject to the Conversion Right being exercised within the Exercise Period.

Conversion Price:	USD 16.88 per Share, subject to adjustments as provided in clauses 14 and 15.

Conversion Right:

the right of each Bondholder to convert each Bond into Shares at the Conversion Price in effect on the relevant Conversion Date. Based on the initial Conversion Price, each Bond will convert into 5,924.1706 Shares, subject to clauses 13, 14 and 15.

Current Market Price:	as described in clause 14.15.

Norsk Tillitsmann ASA

Date of Pricing:	24 September 2009.

Dealing Day:	as described in clause 14.15.

Delisting Event:	an event where the shares of the Co-Borrower are no longer listed on any Exchange.

Decisive Influence:

the ability to control the affairs or policies of an entity, whether by contract, by the possession of (majority) voting control in such entity’s general meeting or by the ability to appoint the majority of the board of directors or other relevant governing body of such entity.

Disbursement Date:	13 October 2009.

Dividend:	as described in clause 14.15.

Effective Date:	shall have the meaning given in the First Amendment and Restatement Agreement.

Event of Default:	means each event defined as an event of default in clause 18.1.

Exchange:

a securities exchange or other reputable market place for securities having satisfactory requirements as to listing and trading, where the Bonds and/or the Shares are listed or to which an application for listing of the Bonds and/or the Shares has been submitted.

Exercise Period:	the period commencing on the 1st Banking Day following the Disbursement Date and ending on the tenth (10) Banking Day prior to the Maturity Date.

Fair Market Value:	as described in clause 14.15.

Finance Documents:

means (i) this Loan Agreement, (ii) the fee agreement according to clause 17.1, (iii) the First Amendment and Restatement Agreement and (iv) any other document which is executed at any time by the Borrower(s) in relation to any amount payable under this Loan Agreement.

First Amendment and Restatement Agreement:

means the first amendment and restatement agreement in respect of the Loan Agreement dated 6 January, 2011, by which the Co-Borrower has acceded to the Loan Agreement and pursuant to which the Loan Agreement has been restated and amended as from the Effective Date.

Norsk Tillitsmann ASA

Fixed Rate of Exchange:	5.813 (the prevailing USD: NOK spot rate on the Date of Pricing).

Group:	the Co-Borrower and its (direct and indirect) subsidiaries, including for the avoidance of doubt, as from the Effective Date, the Borrower.

Independent Financial Adviser:	as described in clause 14.15.

Interest Payment Date:	as described in clause 9.1.

Interest Period:	as described in clause 9.2.

Manager:	ABG Sundal Collier Norge ASA.

Loan:	this convertible loan as defined in Clause 2.1 (equal to the aggregate nominal value of the Bonds on the Disbursement Date).

Material Adverse Effect:

means an effect which, in the reasonable opinion of the Loan Trustee, is likely to be materially adverse to (a) the ability of the Borrower or the Co-Borrower to perform any of its obligations under this Loan Agreement and/or (b) the business, assets or financial condition of the Group as a whole.

Material Subsidiaries:

all and any member of the Group whose assets have an aggregate book value which exceeds 5 per cent of the consolidated book value of the assets of the Group and/or whose aggregate revenues exceeds 5 per cent of the consolidated revenues of the Group.

Maturity Date:	13 October 2014.

Non-Cash Dividend:	as described in clause 14.3

Oslo Stock Exchange	means Oslo Børs ASA.

Outstanding Loan:	Remaining Loan less Borrowers’ Bonds.

Paying Agent:	the entity appointed by the Co-Borrower to act on behalf of the Co-Borrower as paying agent and conversion agent.

Payment Date:

in relation to the Loan, the dates specified for payment of interest or principal. If a Payment Date is not a Banking Day, payments shall be made the following Banking Day, but no additional or further amounts shall be paid in respect of such postponement.

Norsk Tillitsmann ASA

Potential Event of Default:

any event or circumstance which could, with the giving of notice, lapse of time, issue of a certificate and/or the fulfilment of any other requirement provided for in clause 18.1, become an Event of Default.

Prevailing Rate:	as described in clause 14.15.

Reduction of Free Float Event:

an event where the total number of issued Shares of the Co-Borrower subject to “free float” (as described in Section 2.4.1. of the Oslo Stock Exchange Listing Rules as in force at the date of the First Amendment and Restatement Agreement) is reduced to less than 25%, regardless of whether or not the shares of the Borrower are listed on the Oslo Stock Exchange.

Reference Date:	as described in clause 14.12.

Reference Price:

USD 13.08 per Share (being the Volume Weighted Average Price of a Share on the Date of Pricing, converted at the Fixed Rate of Exchange), always provided that, in connection with any determination of the Change of Control Conversion Price, the Reference Price shall be adjusted in accordance with the provisions relating to the adjustment of the Conversion Price.

Relevant Indebtedness:

means any present or future indebtedness (whether being principal, interest or other amounts), in the form of or evidenced by notes, bonds, debentures or other similar debt instruments, whether issued for cash or in whole or in part for a consideration other than cash, and which are, or are capable of being, quoted, listed or ordinarily dealt in or traded on any recognised stock exchange, over-the-counter or other securities market.

Relevant Stock Exchange:	as described in clause 14.15.

Remaining Loan:

the aggregate principal amount of all Bonds outstanding in the Loan at any time (being equal to the Loan less the principal amount of Bonds redeemed by the Borrowers or converted into Shares or, prior to the Effective Date, shares in the Borrower by such time).

Retroactive Adjustment:	as described in clause 14.12.

Securities:	as described in clause 14.15.

Securities Depository:	The Norwegian Central Securities Depository (Verdipapirsentralen ASA).

Norsk Tillitsmann ASA

Securities Registration Act:	the Norwegian Act on the registration of financial instruments (the Securities Registration Act) of 5 July, 2002 No. 64.

Securities Trading Act:	the Norwegian Act on Securities Trading of 29 June 2007 No. 75.

Security Interest	as described in clause 16.2 (c).

Shareholders:	holders of Shares.

Shares:

fully paid common shares of the Co-Borrower, with par value USD 2, listed on the Oslo Stock Exchange including such common shares of the Co-Borrower which, pursuant to the terms and conditions of this Loan Agreement, shall be issued following any Bondholder’s exercise of its Conversion Right.

Specified Date:	as described in clause 14.7 or, as the case may be, clause 14.8.

Specified Share Day:	as described in clause 14.15.

Spin-Off:	as described in clause 14.15.

Spin-Off Securities:	as described in clause 14.15.

Subsidiary:

means an entity over which another entity or person has Decisive Influence due to (i) direct and indirect ownership of shares or other ownership interests, and/or (ii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to vote in or vote out a majority of the directors in the entity.

Volume Weighted Average Price:	as described in clause 14.15.

2	The Loan

2.1

The Borrower has issued a convertible loan (the “Loan”) in the amount of USD 275,000,000 (US Dollars two hundred and seventy five million) through the issue of 2,750 bonds, each with a denomination of USD 100,000.

The subscription/placement of the Bonds was managed by the Manager.

Norsk Tillitsmann ASA

The Loan is identified as “3.50 per cent Subsea 7 S.A. Convertible Bond Issue 2009/2014”.

The registration number (ISIN) of the Loan is NO 001 0542327.

The term of the Loan is from and including the Disbursement Date to the Maturity Date, or earlier if all of the Bonds are redeemed prior to the Maturity Date following (i) the Bondholders’ exercise of their Conversion Right, (ii) the Borrowers’ exercise of the Clean-up Call, and/or (iii) otherwise pursuant to the terms and conditions set forth herein.

The net proceeds of the Loan have been used by the Borrower for general corporate purposes and to refinance existing convertible bonds.

3	Joint and several liability of the Borrowers

3.1	The Borrowers are jointly and severally liable to the Bondholders for any amount payable to the Bondholders under this Loan Agreement or under any other Finance Document.

4	Listing

4.1	The Bonds are not, and will not be, listed on any Exchange.

5	Registration in the Securities Depository

5.1

The Bonds are registered in the Securities Depository according to the Securities Depository Act and the conditions agreed with the Securities Depository, effective from and including the Disbursement Date.

5.2

The Borrowers shall promptly arrange for notification to the Securities Depository of any change in the terms and conditions of the Loan. The Loan Trustee shall be provided with a copy of such notification.

5.3

The Borrowers are responsible for the correct registration of the Bonds in the Securities Depository. The registration may be executed by an agent for the Borrowers provided that the agent is qualified according to relevant regulations.

6	The functions, duties and liability of the Loan Trustee

6.1

The Loan Trustee shall, pursuant to this Loan Agreement, and in compliance with applicable laws and regulations monitor the Bondholders’ interests and rights vis- à-vis the Borrowers, including inter alia, the following functions:

•	monitor the Borrowers’ fulfilment of their obligations under the Loan Agreement,

•	exercise necessary discretion in carrying out the duties assigned to the Loan Trustee under the Loan Agreement,

Norsk Tillitsmann ASA

•	ensure that valid decisions made at Bondholder meetings are implemented,

•	make the decisions and implement the measures that are assigned to or imposed on the Loan Trustee pursuant to this Loan Agreement,

•	forward to the Bondholders necessary information which is obtained and received in its capacity as the Bondholders’ representative,

•	verify the timely and correct payment of interest and principal due hereunder, and

•

provided the Bonds are listed on an Exchange, inform the Exchange of circumstances which are of importance to the listing, quotation and pricing of the Bonds; however, this only applies to cases in which the Loan Trustee gains knowledge of or should have knowledge of such circumstances and the Borrowers fail to fulfil their duty of information towards the Exchange after having been urged to do so by the Loan Trustee.

6.2

In performing its functions as the Bondholders’ representative, the Loan Trustee is not under any obligation to assess the Borrowers’ financial situation or ability to service the Loan except to the extent such duty may clearly be inferred from the Loan Agreement.

6.3	The Loan Trustee represents and warrants to the Borrowers as follows:

(a)	It is a public limited liability company, duly incorporated and validly existing under the laws of Norway, and has the power to own its assets and carry on its business as presently conducted;

(b)	It has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of the Loan Agreement and the Fee Agreement;

(c)

The Loan Agreement and the Fee Agreement constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of the Loan Trustee, and (save as provided for therein) no registration, filing, payment of tax or fees or other formalities are necessary;

(d)	All obligations assumed by it towards the Borrowers under the Loan Agreement and the Fee Agreement are enforceable by the Borrowers in accordance with their terms.

6.4

The Loan Trustee shall be liable to pay damages for financial losses suffered by the Bondholders as a result of a material breach by the Loan Trustee of its obligations under the Loan Agreement or the material negligence of the Loan Trustee in performing or a material failure to perform its functions and duties under the Loan Agreement. The Loan Trustee is not responsible for the content of the information the Loan Trustee has submitted on behalf of the Borrowers.

7	Representations and Warranties

7.1	As of the Effective Date, each of the Borrowers represents and warrants that:

Norsk Tillitsmann ASA

(a)

Each of the Borrowers is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as presently conducted;

(b)	Each of the Borrowers has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of the Finance Documents;

(c)

the Finance Documents constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of the Borrowers, enforceable in accordance with their terms, and (save as provided for therein) no registration, filing or other formalities (except for the payment of applicable stamp duties) are necessary or desirable to render the said documents enforceable against the Borrowers;

(d)

the entry into and performance by the Borrowers of the Finance Documents and the transactions contemplated thereby do not and will not conflict with (i) any present law or regulation or judicial or official order; (ii) their respective memorandums or articles of association; or (iii) any document or agreement which is binding on any of the Borrowers;

(e)

no Event of Default exists; and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on any of the Borrowers or any of their assets, and which may have a Material Adverse Effect;

(f)

all the accounting and financial documents and information pertaining to the Co- Borrower and the Group which have been provided in connection with this Loan, represent the latest publicly available financial information concerning the Co- Borrower and the Group and there has been no change in the Co-Borrower and the Group’s financial position since the date of the most recent audited financial statements of the Co-Borrower and the Group which could have a Material Adverse Effect;

(g)

all authorisations, consents, licenses or approvals of governmental authorities required for the Borrowers in connection with the execution, performance, validity or enforceability of the Finance Documents, and the transactions contemplated thereby, have been obtained and are valid;

(h)

all authorisations, consents, licenses and approvals of governmental authorities required for the Borrowers to carry on their business as presently conducted, have been obtained and are in full force and effect;

(i)

the authorised share capital of the Co-Borrower is USD 900,000,000.00 divided into 450,000,000.00 Shares each with a nominal value of USD 2.00, of which, at the date of the First Amendment and Restatement Agreement, 194,953,972 Shares are issued and fully paid-up;

Norsk Tillitsmann ASA

(j)

the Co-Borrower will, during the term of the Loan, have the authority to issue and allot, free from pre-emption rights, sufficient Shares to enable the Conversion Right to be satisfied in full at the Conversion Price;

(k)	no litigation, arbitration or administrative proceeding is pending or, to the best of the Borrowers’ knowledge, threatened against any of them which would have a Material Adverse Effect;

(l)

the Borrowers are not required to make any deduction or withholding from any payment which they may become obliged to make to the Loan Trustee (on behalf of the Bondholders) under the Finance Documents; and

(m)

the Borrowers’ payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally.

7.2

The Borrowers shall indemnify the Loan Trustee for any economic losses suffered by the Loan Trustee or any Bondholder as a result of any breach of the representations and warranties made by the Borrowers in clause 7.1.

8	Status of the Bonds and security

8.1

The Bonds will constitute direct, unconditional and unsecured obligations of the Borrowers, ranking pari passu without any preference among themselves and equally with all other senior existing and future unsecured and unsubordinated obligations of the Borrowers save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

8.2	The Loan is unsecured.

9	Interest

9.1

The Borrowers shall pay interest on the Bonds from and including the Disbursement Date at a fixed rate of 3.50 per cent per annum. Interest payments shall be made semi-annually in arrear in equal instalments on 13 April and 13 October each year (each, an “Interest Payment Date”), the first Interest Payment Date being 13 April 2010.

9.2

Where interest is to be calculated in respect of a period other than an Interest Period, it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

“Interest Period” means the period beginning on (and including) the Disbursement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

10	Maturity of the Loan and Change of Control

Norsk Tillitsmann ASA

10.1	The Loan will run without instalments and mature in whole on the Maturity Date at par (100%), unless the Bonds are previously redeemed or converted.

10.2

The Borrowers may at any time during the term of the Loan, and provided that 90 per cent or more of the Bonds issued on the Disbursement Date shall have been redeemed or converted into Shares (or prior to the Effective Date, shares in the Borrower, as the case may be) call the Remaining Loan (the “Clean-up Call”) at its par value plus accrued interest.

Should the Borrowers exercise the Clean-up Call, the Loan Trustee and the Bondholders must be informed of this (the Bondholders in writing via the Securities Depository) no later than twenty (20) Banking Days before the date of redemption.

For the avoidance of doubt, each Bondholder may within the Exercise Period elect to exercise its Conversion Right after having received the Borrower’s Clean-up Call notice.

10.3	If a Change of Control Event has occurred, each Bondholder shall at any time in the Change of Control Conversion Period be entitled, at its option, to:

(a)	require early redemption of its Bonds (put option) at 100 % of their par value plus accrued interest;

or

(b)

convert its Bonds at the Change of Control Conversion Price, which shall be calculated as set out below, but in each case adjusted, if appropriate, under the provisions of clauses 14 and 15 (provided that no adjustment to the Conversion Price will be made in respect of such Change of Control Event other than pursuant to this clause 10.3 in respect of exercise of the conversion right in the Change of Control Conversion Period):

COCCP	= [RP x (N - n)]+[(OCP x n)]
N

where:

COCCP	is the Change of Control Conversion Price;

RP	is the Reference Price;

OCP	is the current Conversion Price on the relevant Conversion Date;

N	is the number of days from (and including) the Disbursement Date to
(but excluding) the Maturity Date; and

n	is the number of days from (and including) the Disbursement Date to
(but excluding) the date of the Change of Control Event.

To exercise either such option, a Bondholder must notify the Paying Agent (via its Account Manager) within the Change of Control Conversion Period. For the avoidance

Norsk Tillitsmann ASA

of doubt, the aforesaid is an option exercisable at the sole discretion of each Bondholder, and each Bondholder may elect not to exercise such option and to continue to hold its Bonds.

In the event of an early redemption pursuant to this clause 10.3, settlement shall be three (3) Banking Days after the Paying Agent has received such request.

In the event of conversion pursuant to this clause 10.3, the Co-Borrower shall as soon as possible, but in no event later than on the Change of Control Conversion Date issue to and in the names of the relevant Bondholder the number of Shares which are necessary in order to fulfil the Co-Borrower’s obligations to issue new Shares to the relevant Bondholder pursuant to its Conversion Rights.

The number of Shares required to be issued shall be determined by dividing the principal amount of the Bonds by the Change of Control Conversion Price in effect on the relevant Conversion Date.

The terms and conditions set out in clauses 13 - 15 shall (to the extent applicable) apply for any conversion of Bonds to Shares according to this clause 10.3.

11	Interest in the event of late payment

11.1

In the event that payment of interest or principal is not made on the relevant Payment Date, the amount outstanding shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to clause 9 plus 5.00 percentage points.

11.2	The outstanding amount shall bear interest as mentioned above until payment is made, whether or not the Loan is declared to be in default pursuant to clause 18.1 (a), cf. clauses 18.2 - 18.4.

12	Borrowers’ acquisition of Borrowers’ Bonds

12.1	The Borrowers and each member of the Group have the right to acquire and own Bonds.

Borrowers’ Bonds may, subject to applicable law, at the discretion of the Borrowers or the relevant member of the Group be retained by the Borrowers or the relevant member of the Group, cancelled or sold.

13	Conversion terms

13.1	Each Bondholder may exercise one or more of his Conversion Right(s) at the Conversion Price at any time during the Exercise Period provided that notification thereof is given pursuant to clause 13.4.

Conversion Rights may not be exercised (i) following the giving of notice by the Loan Trustee pursuant to clause 18 or (ii) in respect of a Bond which the relevant Bondholder has exercised its right to require the Borrowers to redeem pursuant to the terms set forth in this Loan Agreement.

Norsk Tillitsmann ASA

13.2	The Conversion Right cannot be separated from the Bond.

13.3

The number of Shares to be issued on exercise of a Conversion Right shall be determined by dividing the principal amount of the relevant Bond by the Conversion Price in effect on the relevant Conversion Date. The Conversion Price shall be subject to adjustment pursuant to clauses 10.3 (b), 14 and 15.

13.4

In order to exercise a Conversion Right, the Bondholder shall deliver to the Paying Agent (via its Account Manager) a duly completed, irrevocable and signed exercise notice. Request for conversion takes place by the Bondholder notifying his Account Manager of the number of Bonds which shall be converted. The Account Manager will then promptly forward the request to the Co-Borrower (via the Paying Agent).

13.5

Conversion will be effected by a set-off of the total nominal value of the Bonds to be converted against the issuing of the whole number of Shares resulting from dividing the total nominal value of the Bonds to be converted by the Conversion Price. Any excess amount beyond the whole number of Shares converted by the Bonds shall fall to the Co- Borrower.

The Co-Borrower shall pay all (if any) taxes and capital, stamp, issue and registration duties payable in Norway or Luxembourg arising on conversion and on the issue and delivery of Shares upon conversion.

Interest accrued since the last Interest Payment Date but not due on a Conversion Date, shall not be paid in cash nor kind to the Bondholders, but shall accrue to the Borrowers unless the Conversion Date shall fall on the Payment Date and/or the Maturity Date, then interest due shall be paid to the relevant Bondholder.

13.6

The Co-Borrower shall (if relevant via the Paying Agent) on or with effect from the Conversion Date (i) carry the conversion into effect by issuing the relevant number of new Shares, (ii) ensure the due registration of the new Shares in the Securities Depository (at the account of the converting Bondholder) and on the Relevant Stock Exchange (and shall deliver any such documents and do any acts necessary in relation thereto), and (iii) ensure that the Remaining Loan shall be written down.

13.7

Shares issued upon conversion of the Bonds will be fully paid and will in all respects rank pari passu with the Shares in issue on the relevant Conversion Date or, in the case of Additional Shares, on the relevant Reference Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Shares or, as the case may be, Additional Shares will not rank for any rights, distributions or payments the record date (or other due date for the establishment of entitlement) for which falls prior to the relevant Conversion Date or, as the case may be, the relevant Reference Date.

14	Adjustment of the Conversion Price

Upon the happening of any of the events described below, the Conversion Price shall be adjusted as follows:

Norsk Tillitsmann ASA

14.1

If and whenever there shall be a consolidation or subdivision of the Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such consolidation or subdivision by the following fraction:

A
B

where:

A	is the aggregate number of Shares in issue immediately before such consolidation or subdivision, as the case may be; and

B	is the aggregate number of Shares in issue immediately after, and as a result of, such consolidation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation or subdivision, as the case may be, takes effect.

14.2

If and whenever the Co-Borrower shall issue any Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than (1) where any such Shares issued instead of the whole or part of a Dividend in cash which the Shareholders would or could otherwise have received or (2) where the Shareholders may elect to receive a Dividend in cash in lieu of such Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:

A
B

where:

A	is the aggregate nominal amount of the Shares in issue immediately before such issue; and

B	is the aggregate nominal amount of the Shares in issue immediately after such issue.

Such adjustment shall become effective on the date of issue of such Shares.

14.3

If and whenever the Co-Borrower shall pay or make any Dividend to Shareholders, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the relevant Dividend by the following fraction:

A - B
A

where:

Norsk Tillitsmann ASA

A

is the Current Market Price of one Share on the Dealing Day immediately preceding the date of the first public announcement of the relevant Dividend or, in the case of a purchase of Shares or any receipts or certificates representing Shares by or on behalf of the Co-Borrower or any Subsidiary of the Co-Borrower, on which such Shares are purchased or, in the case of a Spin- Off, is the mean of the Volume Weighted Average Prices of a Share for the five consecutive Dealing Days ending on the Dealing Day immediately preceding the first date on which the Shares are traded ex- the relevant Spin- Off; and

B

is the portion of the Fair Market Value, with such portion being determined by dividing the Fair Market Value of the aggregate Dividend by the number of Shares entitled to receive the relevant Dividend (or, in the case of a purchase of Shares or any receipts or certificates representing shares by or on behalf of the Co-Borrower or any Subsidiary of the Co-Borrower, by the number of Shares in issue immediately prior to such purchase), of the Dividend attributable to one Share.

Such adjustment shall become effective on the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of Shares or any receipts or certificates representing Shares, on the date such purchase is made or, in the case of a Spin-Off, the first date on which the Shares are traded ex- the relevant Spin-Off.

For the purposes of the above, the Fair Market Value of a Cash Dividend shall (subject as provided in paragraph (a) of the definition of “Dividend” and in the definition of “Fair Market Value”) be determined as at the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange, and in the case of a Non-Cash Dividend, the Fair Market Value of the relevant Dividend shall be the Fair Market Value of the relevant Spin-Off Securities or, as the case may be, the relevant property or assets.

“Non-Cash Dividend” means any Dividend which is not a Cash Dividend, and shall include a Spin-Off.

“Cash Dividend” means (i) any Dividend which is to be paid or made in cash (in whatever currency), but other than falling within paragraph (b) of the definition of “Spin-Off” and (ii) any Dividend determined to be a Cash Dividend pursuant to paragraph (a) of the definition of “Dividend”, and for the avoidance of doubt, a Dividend falling within paragraph (c) or (d) of the definition of “Dividend” shall be treated as being a Non-Cash Dividend.

14.4

If and whenever the Co-Borrower shall issue Shares to Shareholders as a class by way of rights, or issue or grant to Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Shares, in each case at a price per Share which is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the terms of the issue or grant of such Shares, options, warrants or other rights, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

Norsk Tillitsmann ASA

A + B

A + C

where:

A	is the number of Shares in issue immediately before such announcement;

B

is the number of Shares which the aggregate amount (if any) payable for the Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Share; and

C

is the number of Shares issued or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the first date on which the Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

14.5

If and whenever the Co-Borrower shall issue any Securities (other than Shares or options, warrants or other rights to subscribe for or purchase any Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

A – B
A

where:

A	is the Current Market Price of one Share on the Dealing Day immediately preceding the first date on which the terms of such issue or grant are publicly announced; and

B	is the Fair Market Value on the date of such announcement of the portion of the rights attributable to one Share.

Such adjustment shall become effective on the first date on which the Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

14.6

If and whenever the Co-Borrower shall issue (otherwise than as mentioned in clause 14.4 above) wholly for cash or for no consideration any Shares (other than Shares issued on conversion of the Bonds or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Shares) or issue or grant (otherwise than as mentioned in clause 14.4 above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Shares (other than the Bonds), in each case at a price per Share which is less than 95 per cent. of the Current Market

Norsk Tillitsmann ASA

Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the terms of such issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

A + B

A + C

where:

A	is the number of Shares in issue immediately before the issue of such Shares or the grant of such options, warrants or rights;

B

is the number of Shares which the aggregate consideration (if any) receivable for the issue of such Shares or, as the case may be, for the Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Share; and

C

is the number of Shares to be issued pursuant to such issue of such Shares or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the date of issue of such Shares or, as the case may be, the grant of such options, warrants or rights.

14.7

If and whenever the Co-Borrower or any Subsidiary of the Co-Borrower or (at the direction or request of or pursuant to any arrangements with the Co-Borrower or any Subsidiary of the Co-Borrower) any other company, person or entity (otherwise than as mentioned in clause 14.4, 14.5 or 14.6 above) shall issue wholly for cash or for no consideration any Securities (other than the Bonds), which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Shares (or shall grant any such rights in respect of existing Securities so issued) or Securities which by their terms might be re-designated as Shares, and the consideration per Share receivable upon conversion, exchange, subscription or re-designation is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the terms of issue of such Securities (or the terms of such grant), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue (or grant) by the following fraction:

A + B

A + C

where:

A

is the number of Shares in issue immediately before such issue or grant (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Shares which have been issued by the Co-

Norsk Tillitsmann ASA

Borrower for the purposes of or in connection with such issue, less the number of such Shares so issued);

B

is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such Securities or, as the case may be, for the Shares to be issued or to arise from any such re-designation would purchase at such Current Market Price per Share; and

C

is the maximum number of Shares to be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Shares which may be issued or arise from any such re-designation.

Provided that if at the time of issue of the relevant Securities or date of grant of such rights (as used in this clause 14.7 the “Specified Date”) such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such Securities are re-designated or at such other time as may be provided) then for the purposes of this clause 14.7, “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, re-designation had taken place on the Specified Date.

Such adjustment shall become effective on the date of issue of such Securities or, as the case may be, the grant of such rights.

14.8

If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such Securities (other than the Bonds) as are mentioned in clause 14.7 above (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities upon issue) so that following such modification the consideration per Share receivable has been reduced and is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the proposals for such modification, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by the following fraction:

A + B

A + C

where:

A

is the number of Shares in issue immediately before such modification (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Shares which have been issued, purchased or acquired by the Co-Borrower or any Subsidiary of the Co-Borrower (or at the direction or request or pursuant to any arrangements with the Co-Borrower or

Norsk Tillitsmann ASA

any Subsidiary of the Co-Borrower) for the purposes of or in connection with such issue, less the number of such Shares so issued, purchased or acquired);

B

is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the Securities so modified would purchase at such Current Market Price per Share or, if lower, the existing conversion, exchange or subscription price of such Securities; and

C

is the maximum number of Shares which may be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Financial Adviser shall consider appropriate for any previous adjustment under this clause 14.8 or clause 14.7 above.

Provided that if at the time of such modification (as used in this clause 14.8 the “Specified Date”) such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this clause 14.8, “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange or subscription had taken place on the Specified Date.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such Securities.

14.9

If and whenever the Co-Borrower or any Subsidiary of the Co-Borrower or (at the direction or request of or pursuant to any arrangements with the Co-Borrower or any Subsidiary of the Co-Borrower) any other company, person or entity shall offer any Securities in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Conversion Price falls to be adjusted under clause 14.2, 14.3, 14.4, 14.6 or 14.7 or clause 10.3 (or would fall to be so adjusted if the relevant issue or grant was at less than 95 per cent. of the Current Market Price per Share on the relevant Dealing Day) or under clause 14.5) the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the making of such offer by the following fraction:

A – B

   A

where:

A	is the Current Market Price of one Share on the Dealing Day immediately preceding the date on which the terms of such offer are first publicly announced; and

Norsk Tillitsmann ASA

B	is the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one Share.

Such adjustment shall become effective on the first date on which the Shares are traded ex-rights on the Relevant Stock Exchange.

14.10

Notwithstanding the foregoing provisions, where the events or circumstances giving rise to any adjustment pursuant to this clause 14.10 have already resulted or will result in an adjustment to the Conversion Price or where the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances which have already given or will give rise to an adjustment to the Conversion Price or where more than one event which gives rise to an adjustment to the Conversion Price occurs within such a short period of time that, in the opinion of the Loan Trustee, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result.

14.11	For the purpose of any calculation of the consideration receivable or price pursuant to clauses 14.4, 14.6, 14.7 and 14.8, the following provisions shall apply:

(a)	the aggregate consideration receivable or price for Shares issued for cash shall be the amount of such cash;

(b)

(x) the aggregate consideration receivable or price for Shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by the Co-Borrower to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the date of the first public announcement of the terms of issue of such Securities or, as the case may be, such options, warrants or rights, plus in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

Norsk Tillitsmann ASA

(c)

if the consideration or price determined pursuant to (a) or (b) above (or any component thereof) shall be expressed in a currency other than Norwegian Kroner it shall be converted into Norwegian Kroner at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on the date of the first public announcement of the terms of issue of such Securities (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available); and

(d)

in determining consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Shares or Securities or otherwise in connection therewith.

14.12

If the Conversion Date in relation to the conversion of any Bond shall be after any consolidation or sub-division as is mentioned in clause 14.1, or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in clauses 14.2, 14.3, 14.4, 14.5 or 14.9, or after any such issue or grant as is mentioned in clause 14.6 and 14.7, in any case in circumstances where the relevant Conversion Date falls before the relevant adjustment becomes effective under clause 14 (such adjustment, a “Retroactive Adjustment”), then the Co-Borrower shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or delivered to the converting Bondholder, such additional number of Shares (if any) (the “Additional Shares”) as, together with the Shares issued or to be issued or delivered on conversion of the relevant Bond (together with any fraction of a Share not so issued), is equal to the number of Shares which would have been required to be issued or delivered on conversion of such Bond if the relevant adjustment (more particularly referred to in the said provisions of clause 14) to the Conversion Price had in fact been made and become effective immediately prior to the relevant Conversion Date. Additional Shares will be delivered to Bondholders not later than 10 Banking Days following the date the relevant Retroactive Adjustment becomes effective (the “Reference Date”).

14.13

No adjustment will be made to the Conversion Price where Shares or other Securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Co-Borrower or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees’ share or option scheme.

14.14

On any adjustment, the resultant Conversion Price, if not an integral multiple of USD 0.01, shall be rounded down to the nearest whole multiple of USD 0.01. No adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than one per cent. of the Conversion Price then in effect. Any adjustment not required to be made, and/or any amount by which the Conversion Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time.

Norsk Tillitsmann ASA

Notice of any adjustments to the Conversion Price shall be given by the Co-Borrower to Bondholders and the Loan Trustee promptly after the determination thereof.

The Conversion Price shall not in any event be reduced to below the nominal value of the Shares and the Co-Borrower undertakes that it shall not take any action, and shall procure that no action is taken, that would otherwise result in an adjustment to the Conversion Price to below such nominal value.

14.15

“Current Market Price” means, in respect of a Share at a particular date, the average of the Volume Weighted Average Price of a Share for the five consecutive Dealing Days ending on the Dealing Day immediately preceding such date; provided that if at any time during the said five-dealing-day period the Volume Weighted Average Price shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement), then:

(a)

if the Shares to be issued or transferred do not rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Shares shall have been based on a price cum-Dividend (or cum- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of first public announcement of such Dividend (or entitlement); or

(b)

if the Shares to be issued or transferred do rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of first public announcement of such Dividend (or entitlement), and provided further that, if on each of the said five Dealing Days the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Shares to be issued do not rank for that Dividend (or other entitlement) the Volume Weighted Average Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of the first public announcement of such Dividend or entitlement, and provided further that, if the Volume Weighted Average Price of a Share is not available on one or more of the said five Dealing Days, then the average of such Volume Weighted Average Prices which are available in that five-dealing-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such Volume Weighted Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

Norsk Tillitsmann ASA

“Dealing Day” means a day on which the Relevant Stock Exchange is open for business, (other than a day on which the Relevant Stock Exchange is scheduled to or does close prior to its regular weekday closing time).

“Dividend” means any dividend or any form of distribution to Shareholders (including a Spin-Off) whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of Shares, or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that:

(a)

where a Dividend in cash is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of the Dividend in cash, then for the purposes of this definition the Dividend in question shall be treated as a Cash Dividend of the greater of (i) such cash amount and (ii) the Fair Market Value (on the date of the first public announcement of such Dividend or capitalisation (as the case may be) or if later, the date on which the number of Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined), of such Shares or other property or assets;

(b)	any issue of Shares falling within clause 14.2 shall be disregarded;

(c)

a purchase or redemption or buy back of share capital of the Co-Borrower by the Co-Borrower or any Subsidiary of the Co-Borrower shall not constitute a Dividend unless, in the case of purchases, redemptions or buy backs of Shares by or on behalf of the Co-Borrower or any of its Subsidiaries, the weighted average price per Share (before expenses) on any one day (a “Specified Share Day”) in respect of such purchases, redemptions or buy backs (translated, if not in Norwegian Kroner, into Norwegian Kroner at the spot rate ruling at the close of business on such day as determined in good faith by an Independent Financial Adviser (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available), exceeds by more than 5 per cent. the average of the closing prices of the Shares on the Relevant Stock Exchange (as published by or derived from the Relevant Stock Exchange) on the five Dealing Days immediately preceding the Specified Share Day or, where an announcement (excluding, for the avoidance of doubt for these purposes, any general authority for such purchases approved by a general meeting of Shareholders or any notice convening such a meeting of Shareholders) has been made of the intention to purchase Shares at some future date at a specified price, on the five Dealing Days immediately preceding the date of such announcement, in which case such purchase shall be deemed to constitute a Dividend in Norwegian Kroner to the extent that the aggregate price paid (before expenses) in respect of such Shares purchased by the Co-Borrower or, as the case may be, any of its Subsidiaries (translated where appropriate into Norwegian Kroner as provided above) exceeds the product of (i) 105 per cent. of the average closing price of the Shares determined as aforesaid and (ii) the number of Shares so purchased; and

Norsk Tillitsmann ASA

(d)

if the Co-Borrower or any of its Subsidiaries shall purchase any receipts or certificates representing Shares, the provisions of paragraph (c) shall be applied in respect thereof in such manner and with such modifications (if any) as shall be determined in good faith by an Independent Financial Adviser.

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided, that (i) the Fair Market Value of a Cash Dividend paid or to be paid shall be the amount of such Cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser), the fair market value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five trading days on the relevant market commencing on such date (or, if later, the first such trading day such Securities or Spin-Off Securities, options, warrants or other rights are publicly traded); and (iv) in the case of (i) converted into Norwegian Kroner (if declared or paid in a currency other than Norwegian Kroner) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the Cash Dividend in Norwegian Kroner; and in any other case, converted into Norwegian Kroner (if expressed in a currency other than Norwegian Kroner) at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available).

“Independent Financial Adviser” means an independent investment bank of international repute appointed by the Co-Borrower and approved in writing by the Loan Trustee or, if the Co-Borrower fails to make such appointment and such failure continues for a reasonable period (as determined by the Loan Trustee) and the Loan Trustee is indemnified and/or secured as to costs to its satisfaction against the costs, fees and expenses of such adviser, appointed by the Loan Trustee following notification to the Co-Borrower.

“Prevailing Rate” means, in respect of any Dealing Day, the noon buying rate on that day for cable transfers of Norwegian Kroner as certified for customs purposes by the Federal Reserve Bank of New York or if on such Dealing Day such rate is not available, such rate prevailing on the immediately preceding day on which such rate is so available.

“Relevant Stock Exchange” means the Oslo Stock Exchange or, if at the relevant time, the Shares are listed and admitted to trading on one or more stock exchanges other than the Oslo Stock Exchange, the principal stock exchange or securities market on which the Shares are then listed or quoted or dealt in.

“Securities” means any securities including, without limitation, Shares, or options, warrants or other rights to subscribe for or purchase or acquire Shares.

Norsk Tillitsmann ASA

“Spin-Off”means:

(a)	a distribution of Spin-Off Securities by the Co-Borrower to Shareholders as a class; or

(b)

any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than the Co-Borrower) to Shareholders as a class, pursuant in each case to any arrangements with the Co-Borrower or any of its Subsidiaries.

“Spin-Off Securities” means equity share capital of an entity other than the Co-Borrower or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Co-Borrower.

“Volume Weighted Average Price” means, in respect of a Share, Security or, as the case may be, a Spin-Off Security on any Dealing Day, the volume-weighted average price of a Share, Security or, as the case may be, a Spin-Off Security published by or derived (in the case of a Share) from the Relevant Stock Exchange or (in the case of a Security or Spin-Off Security) from the principal stock exchange or securities market on which such Securities or Spin-Off Securities are then listed or quoted or dealt in, if any or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser on such Dealing Day, provided that if on any such Dealing Day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of a Share, Security or a Spin-Off Security, as the case may be, in respect of such Dealing Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Dealing Day on which the same can be so determined.

References to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

In making any calculation or determination of Current Market Price or Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Shares or any issue of Shares by way of capitalisation of profits or reserves, or any like or similar event.

14.16

If changes are made in the share capital other than those mentioned above, which are unfavourable to the Bondholders compared to the Shareholders, the Loan Trustee and the Co-Borrower shall agree on a new Conversion Price. This also applies to other transactions, which are unfavourable to the Bondholders.

14.17

If the Conversion Price is below par value of the Shares, par value of the Shares still applies, and the Co-Borrower shall upon conversion pay the Bondholders the difference between the par value of the Shares and the Conversion Price.

Norsk Tillitsmann ASA

14.18

If an adjustment of the Conversion Price requires a conversion to USD, the exchange rate shall be the official reference rate provided by the European Central Bank on the date triggering such adjustments. For the avoidance of doubt, when calculating weighted averages over several days, each day should apply the official reference rate for that day.

15	Merger and de-merger

15.1

In the case of any consolidation, amalgamation or merger of the Co-Borrower with any other corporation (other than a consolidation, amalgamation or merger in which the Co- Borrower is the continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of the Co- Borrower, the Co-Borrower will take such steps as shall be required by the Loan Trustee (including the execution of an agreement supplemental to or amending the Loan Agreement) to ensure that each Bond then outstanding will (during the period in which Conversion Rights may be exercised) be converted into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Shares which would have become liable to be issued upon exercise of Conversion Rights immediately prior to such consolidation, amalgamation, merger, sale or transfer. Such supplemental agreement will provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in clause 14. The above will apply, mutatis mutandis to any subsequent consolidations, amalgamations, mergers, sales or transfers.

15.2

If the Co-Borrower decides on a merger in which the Co-Borrower is the acquiring company, and the shareholders of the acquired company receive settlement in the form of shares only, subject to confirmation from an Independent Financial Adviser that such is the case, no adjustment will be made to the Conversion Price. If the shareholders of the acquired company receive settlement in any other form, in full or partly, the Conversion Price shall be adjusted according to such provision of clause 14 as an Independent Financial Adviser shall determine to be most appropriate.

15.3	The provisions in this clause 15 have no limitation on the creditor’s right of objection to statutory merger or de-merger (to the extent any such rights will apply in accordance with applicable law).

16	Covenants

16.1	During the term of the Loan the Co-Borrower shall comply with the following information covenants:

(a)	immediately inform the Loan Trustee of any Event of Default as well as of any Potential Event of Default,

(b)

of its own accord, make annual and interim reports available on the Co-Borrower’s website (alternatively by sending them to the Loan Trustee) as soon they are available, and not later than five (5) months after the end of the financial year and not later than two (2) months after the end of the relevant interim report period,

Norsk Tillitsmann ASA

(c)	at the request of the Loan Trustee send a report outlining the balance of Borrowers’ Bonds,

(d)	forward to the Loan Trustee copies of any creditors’ notifications of the Co- Borrower, including but not limited to; mergers, demergers and reduction of shareholders capital,

(e)

at the request of the Loan Trustee provide the documents and information necessary to maintain the listing and quotation of the Bonds on the Exchange (if applicable) and to otherwise enable the Loan Trustee to carry out its rights and duties pursuant to the Loan Agreement and applicable laws and regulations,

(f)

within a reasonable time limit and subject to applicable regulations regarding handling of inside information provide information about the Co-Borrower’s financial condition as the Loan Trustee may reasonably request,

(g)	in connection with reporting under 16.1 (b) confirm to the Loan Trustee the Co- Borrower’s compliance with clause 16,

(h)	of its own accord, inform the Loan Trustee of any event that results in an adjustment of the Conversion Price promptly thereafter, and

(i)

following the occurrence of a Change of Control Event, immediately after the Co- Borrower becomes aware of it, notify the Bondholders (via the Securities Depository), the Loan Trustee and (if the Bonds are listed) the Exchange thereof. The notice shall specify (i) the applicable Change of Control Conversion Price and early redemption price, (ii) the Bondholders’ entitlement to exercise their Conversion Rights or to exercise their right to require redemption of the Bonds, (iii) the Change of Control Conversion Period and (iv) details concerning the Change of Control Event.

16.2

During the term of the Loan, the Co-Borrower shall (unless the Loan Trustee or the Bondholders’ meeting (as the case may be) in writing has agreed to otherwise) comply with the following general covenants:

(a)	not, and ensure that no member of the Group, shall:

(i)	cease to carry on its business,

(ii)	sell or dispose of all or a substantial part of its assets or operations;

(iii)	change the nature of its business; or

(iv)	merge, demerge or in any other way restructure its business,

in a manner which may have a Material Adverse Effect,

(b)	not, during the period commencing on the Date of Pricing and ending 180 days thereafter (both dates inclusive), issue (or agree to issue) any securities (or any other

Norsk Tillitsmann ASA

instrument) convertible into or exercisable or exchangeable for Shares or any derivative securities having an equivalent effect, without the prior written consent of the Manager,

(c)

not, as long as any Remaining Loan exists, create or permit to subsist, and will ensure that none of its Subsidiaries, will create or permit to subsist, any mortgage, charge, lien, pledge or other form of encumbrance or security interest (each a “Security Interest”) upon the whole or any part of its present or future property or assets (including any uncalled capital) to secure any Relevant Indebtedness or any guarantee of or indemnity in respect of any Relevant Indebtedness unless in any such case, before or at the same time as the creation of the Security Interest, any and all action necessary shall have been taken to the satisfaction of the Loan Trustee to ensure that such other Security Interest or guarantee or other arrangement (whether or not including the giving of a Security Interest) is provided in respect of all amounts payable by the Borrowers under the Loan Agreement either (i) as the Loan Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Bondholders or (ii) as shall be approved by the Bondholders’ meeting, and

(d)

not permit any member of the Group to engage in, directly or indirectly, any transaction with any related party, except in the ordinary course of such member of the Group’s business and upon fair and reasonable terms that are no less favourable to the member of the Group than those which might be obtained in an arm’s length transaction at the time.

16.3

During the term of the Loan, the Co-Borrower shall ensure that all Shares issued upon exercise of the Conversion Right in respect of the Bonds shall be registered in the Securities Depository on the Conversion Date and shall be listed on the Relevant Stock Exchange as soon as practicable thereafter, and the Co-Borrower shall do any and all acts necessary to accomplish the registration of the Shares on the Relevant Stock Exchange and in the Securities Depository.

16.4	During the term of the Loan, the Co-Borrower shall use its best endeavours to ensure that the Shares shall at all times be listed on an Exchange.

17	Fees and expenses

17.1	The Borrowers shall pay an annual fee to the Loan Trustee, the amount of which is set out in a separate agreement between the Borrower and the Loan Trustee.

17.2

The Borrowers shall cover all expenses in connection with the Loan (and any security c.f. clause 19.2 (b)), such as preparation of the Loan Agreement, listing of the Bonds on the Exchange (if applicable) and registration and administration of the Loan in the Securities Depository in accordance with the agreement between the Borrower and the Securities Depository.

17.3	The Borrowers shall cover any and all public fees in connection with the Loan (and any security c.f. clause 19.2 (b)). Any public fees or taxes on the sales of Bonds in the

Norsk Tillitsmann ASA

secondary market shall be paid by the Bondholders, unless otherwise decided by law or regulation.

17.4

All payments in respect of the Bonds by or on behalf of the Borrowers shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessment or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within any jurisdiction or any authority thereof having power to tax, unless such withholding or deduction is required by law. In that event the relevant payment will be made subject to such withholding or deduction. The Borrowers will not be required to pay any additional or further amounts in respect of such withholding or deduction.

17.5

In addition to the fee of the Loan Trustee pursuant to clause 17.1 and normal expenses pursuant to clauses 17.2 and 17.3, the Borrowers shall on demand cover extraordinary expenses incurred by the Loan Trustee in connection with the Loan, as determined in separate agreement between the Borrower and the Loan Trustee. See however clause 22.2.

18	Events of Default

18.1	The Loan may be declared to be in default by the Loan Trustee upon the occurrence of any of the following events (Events of Default):

(a)

the Borrowers shall on any Payment Date fail to pay any interest or principal due or any other amount payable under the Finance Document; provided, however, that such failure shall not include failures which are remedied within five (5) Banking Days after the Payment Date, and it is obvious the Borrowers will remedy the failure within this time.

(b)

the Borrowers shall fail to duly perform or comply with any other covenant or obligation, to be performed under Finance Documents (including, without limitation, the covenants in clause 16 of this Loan Agreement) and such failure is not remedied within ten (10) Banking Days after notice thereof is given to the Borrowers by the Loan Trustee,

(c)

if, for the Co-Borrower, the Borrower and/or any of the Material Subsidiaries, the aggregate amount of financial indebtedness or commitment for financial indebtedness falling within paragraphs (i) to (iv) below exceeds a total of USD 20 million - or the equivalent thereof in other currencies;

(i)	any financial indebtedness or guarantee is not paid when due nor within any originally applicable grace period,

(ii)	any financial indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

(iii)	any commitment for any financial indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

Norsk Tillitsmann ASA

(iv)	any creditor becomes entitled to declare any financial indebtedness due to and payable prior to its specified maturity as a result of an event of default (however described),

(d)	if, for the Co-Borrower and/or any of the Material Subsidiaries;

(i)

it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness,

(ii)	a moratorium is declared, or

(iii)	a substantial part of its assets are impounded, confiscated or subject to distraint,

(e)

if, for the Co-Borrower and/or any of the Material Subsidiaries; any corporate action, legal proceedings or other procedure or step (or any analogous procedure or step in any jurisdiction) is taken in relation to;

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation,

(ii)	a composition, compromise, assignment or arrangement with any creditor, having an adverse effect on the Borrowers’ ability to perform their payment obligations hereunder,

(iii)

the appointment of a liquidator (other than, in the case of a Material Subsidiary only, in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets, or

(iv)	enforcement of any security over any of its assets,

(f)

if the value of the assets for (i) the Co-Borrower (adjusted on the basis of fair market values) or (ii) the Group (book value on a consolidated basis), is less than its liabilities (taking into account contingent and prospective liabilities which in accordance with IFRS shall be provided for in the quarterly and annual financial statements), or

(g)

any representation or statement made or deemed to be made by the Borrowers in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

Norsk Tillitsmann ASA

18.2

In the event that one or more of the circumstances mentioned in clause 18.1 occurs and is continuing, the Loan Trustee can, in order to protect the interests of the Bondholders, declare the entire Remaining Loan including accrued interest and expenses to be in default and due for immediate payment. The Loan Trustee may at his discretion, on behalf of the Bondholders, take every measure necessary to recover the Remaining Loan, and all other amounts outstanding under the Loan Agreement.

18.3

In the event that one or more of the circumstances mentioned in clause 18.1 occurs and is continuing, the Loan Trustee shall declare the entire Remaining Loan including accrued interest and costs to be in default and due for payment if:

(a)

the Loan Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Outstanding Loan, and the Bondholders’ meeting has not decided on other solutions, or

(b)	the Bondholders’ meeting has decided to declare the Loan in default and due for payment.

In either case the Loan Trustee shall on behalf of the Bondholders take every measure necessary to recover the Remaining Loan. The Loan Trustee can request satisfactory security for anticipated expenses from those Bondholders who requested that the declaration of default be made pursuant to sub clause a) above and/or those who voted in favour of the decision pursuant to sub clause b) above.

18.4

In the event that the Loan Trustee pursuant to the terms of clauses 18.2 or 18.3 declares the Loan to be in default and due for payment, the Loan Trustee shall immediately deliver to the Borrowers a notice demanding payment of interest and principal due to the Bondholders under the Loan including accrued interest on overdue amounts and expenses.

18.5

The individual Bondholder cannot of his own accord recover his Bond(s) directly from the Borrowers, unless otherwise is agreed with an individual Bondholder and the Loan Trustee, or decided at the Bondholders’ meeting.

19	Authority of the Bondholders’ meeting and the Loan Trustee

19.1	A Bondholders’ meeting may make decisions in all questions concerning the Loan and the Bonds, such as:

(a)	change of Loan Trustee,

(b)	change of Borrowers,

(c)	changes to the Loan Agreement regarding interest, payment, maturity or other conditions,

(d)	changes in the Co-Borrower’s corporate structure, such as mergers, demergers, capital reduction or conversion,

Norsk Tillitsmann ASA

(e)	approve the sale or other transactions concerning the Co-Borrower’s assets or security for the Loan,

(f)	declaring the Loan to be in default.

The Bondholders’ meeting may attach conditions to its decisions.

The Bondholders’ meeting cannot make decisions that gives certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

19.2	The Loan Trustee can, subject as aforesaid, on its own make a decision as mentioned in clause 19.1 (d) and (e), provided that:

(a)	the changes are not, in the judgement of the Loan Trustee, of significant importance for the fulfilment of the Loan Agreement, or

(b)	any security provided by the Borrowers in connection with the change will, in the judgment of the Loan Trustee, represent adequate security for the fulfilment of the Loan Agreement.

The Loan Trustee can make a decision regarding other changes in the Loan Agreement as mentioned in clause 19.1 (c), provided that the matters in question are, in the judgment of the Loan Trustee, of minor importance to the Bondholders’ financial and legal rights in the Loan. Before such a decision is made, the Bondholders shall be notified in writing through the Securities Depository. The notification shall clearly describe the proposal and the opinion of the Loan Trustee of it, and shall also inform that the proposal cannot be approved by the Loan Trustee alone if any Bondholder submits a written protest against the proposal, and such protest is dispatched within a time limit which shall not be shorter than five (5) Banking Days from the dispatchment of the notification.

The Loan Trustee may attach conditions to its decision.

The Loan Trustee cannot make a decision under the Loan Agreement that gives certain Bondholders or others unreasonable advantages at the expense of other Bondholders.

19.3	The Loan Trustee is free, subject as aforesaid, to submit any question to the Bondholders’ meeting.

19.4	The Loan Trustee has the right and obligation to implement all decisions validly made at the Bondholders’ meeting.

19.5	The Borrowers, the Bondholders and - if the Bonds are listed - the Exchange shall be notified of decisions made in accordance with clauses 19.1 and 19.2 as soon as possible and in a suitable manner.

20	Procedural rules

20.1	A Bondholders’ meeting shall be held at the request of:

Norsk Tillitsmann ASA

(a)	the Borrowers or any of them,

(b)	Bondholders representing at least 1/10 of the Outstanding Loan or

(c)	the Exchange - if the Bonds are listed - or

(d)	the Loan Trustee.

A request of a Bondholders’ meeting shall be made in writing and clearly state the matters to be discussed and the provisions of this Loan Agreement on which the request is based. The request shall be sent to the Loan Trustee.

20.2

The Bondholders’ meeting shall be summoned by the Loan Trustee pursuant to the provisions of clause 20.3. Simultaneously with the decision to summon the Bondholders’ meeting, the Loan Trustee can demand that the Borrowers does not increase the Outstanding Loan.

If the Loan Trustee has not complied with a valid request for a Bondholders’ meeting as set forth in clause 20.1 within five Banking Days after having received such request, then the Borrowers and the relevant Bondholder(s) and - if the Bonds are listed - the Exchange have the right themselves to summon the meeting pursuant to the provisions of clause 20.3.

20.3	The summons to a Bondholders’ meeting shall be dispatched and if necessary notified at the latest five Banking Days before the date of the meeting.

The summons shall be effected by written notification through the Securities Depository to every Bondholder with known place of residence and - if the Bonds are listed - the Exchange for publication. The notification through the Securities Depository shall also state the number of Bonds in the Loan (print-out) owned by the Bondholder in question at the time the print-out is made.

The summons shall clearly state the matters to be discussed at the Bondholders’ meeting, and the provisions of this Loan Agreement on which the request is based and inform that the relevant documents are available from the Loan Trustee, the Borrowers or at such other place as stated in the summons. If any change of the Loan Agreement has been proposed, the main content of the proposal shall be stated in the summons.

The meeting can only make decisions regarding the matters which were stated in the summons, unless all the Bondholders in the Outstanding Loan agree otherwise subject to the provisions hereof.

If in order to make a valid decision it is necessary, pursuant to clause 21, to hold a new Bondholders’ meeting and discuss the matter a second time, such new Bondholders’ meeting cannot be summoned before the first meeting has been held. The summons to the second meeting shall inform of the turnout and result of the vote at the first Bondholders’ meeting.

Norsk Tillitsmann ASA

20.4	The meeting shall be held at the premises of the Loan Trustee or at premises designated by the Loan Trustee.

The meeting shall be presided over by the Loan Trustee, unless the Bondholders’ meeting decides otherwise. If the Loan Trustee is not present, the meeting shall be presided over by a Bondholder or representative of the Bondholders, elected by the Bondholders.

The minutes of the meeting shall be kept, showing the Bondholders present - personally or by proxy - as well as how many votes each Bondholder can cast. Further, the decisions made at the meeting, as well as the result of the vote, shall be recorded. The minutes shall be signed by the chairman of the meeting and two Bondholders or proxies. The minutes shall be kept in a safe manner by the Loan Trustee, and shall be available to the Bondholders.

20.5

Bondholders, the Borrowers, the Loan Trustee and - if the Bonds are listed - the Exchange have the right to attend the Bondholders’ meeting. The Bondholders’ meeting can grant entrance to the meeting to other parties. The participants at the meeting have the right to meet with an advisor and/or by proxy.

20.6

At the Bondholders’ meeting each Bondholder has one vote for each Bond he owns. The notification of the number of Bonds in the Loan (print-out) which was sent to each Bondholder through the Securities Depository in the summons to the meeting, see clause 20.3, serves as proof of ownership of the Bonds and of each owner’s right to vote. In the event that Bonds have been transferred after the print-out was made, the new Bondholder must bring to the meeting the original summons and the print-out, endorsed so as to document the transfer.

The Borrowers’ Bonds and/or any Bonds (i) controlled directly or indirectly by any party over whom the Co-Borrower has Decisive Influence or any party who has Decisive Influence over the Co-Borrower or any of its (direct or indirect) subsidiaries, and/or (ii) controlled by any party with whom the Co-Borrower must be assumed to be acting in concert with in the exercise of Bondholders’ rights according to this Loan Agreement, do not give the right to vote and are not taken into account when determining the number of voting Bonds.

In case of doubt, the Bondholders’ meeting decides which Bondholders can vote and how many votes each one has.

20.7	In order for the Bondholders’ meeting to be able to make valid decisions, Bondholders representing at least 5/10 of the Outstanding Loan must be represented, see however clause 21.

Valid decisions may be made by a simple majority, see however clause 20.8.

20.8	In the following matters a majority of 2/3 of the aggregate principal amount of the Bonds represented at the meeting must vote in favour of the decision:

(a)	change of the Loan Trustee,

Norsk Tillitsmann ASA

(b)	change of the Borrowers or any of them,

(c)	changes in the Loan Agreement’s conditions, including interest, maturity, term and security/collateral, or

(d)	corporate or business changes in the Borrowers which are of significant importance for the fulfilment of the Loan Agreement.

20.9

In all matters where unanimity is not attained, the voting shall be in writing and the number of votes shall be recorded in the minutes of the meeting. In the case of a tie in the votes, the matter shall be decided by the chairman of the meeting, even if he is not a Bondholder or proxy.

Decisions made at a Bondholders’ meeting which entail changes to the Loan Agreement shall be attached to the Loan Agreement in the form of a certified copy of the minutes of the meeting.

21	Repeated Bondholders’ meeting

21.1

In the event that less than 5/10 of the Outstanding Loan are represented, a valid decision may not be made at the first Bondholders’ meeting at which the matter is discussed. After a new meeting has been summoned and the matter discussed a second time, a valid decision may be made pursuant to the voting rules set forth above even if less than 5/10 of the Outstanding Loan are represented.

22	Change of Loan Trustee

22.1

In the event that the Borrowers or Bondholders in accordance with sub-clause 19.1 (a) wish to replace the Loan Trustee, or a change of Loan Trustee is necessary according to law, regulation or ordinance, or the Loan Trustee has requested such change, the Loan Trustee shall immediately summon a Bondholders’ meeting to discuss the matter.

The Loan Trustee shall put before the Bondholders’ meeting a proposal for a new loan trustee. The Bondholders, the Borrowers and the Exchange - if the Bonds are listed - can submit proposals.

The Bondholders and the Exchange - if the Bonds are listed - shall after the Bondholders’ meeting, be notified of the decision and the date on which the change of loan trustee becomes effective.

22.2

The Loan Trustee shall act as Loan Trustee until a new loan trustee has been elected. In the event that the Loan Trustee does not act properly and the interests of the Bondholders suffer, the Exchange may appoint a temporary loan trustee. The cost of the temporary loan trustee shall be covered by the Borrowers pursuant to sub-clause 17.4, but may be recovered wholly or in part from the former loan trustee if the change is due to breach of the loan trustee’s duties under the Loan Agreement, or other circumstances for which the loan trustee is responsible.

Norsk Tillitsmann ASA

22.3

The Loan Trustee shall co-operate so that the new loan trustee is given, without undue delay after the Bondholders’ meeting, the documents and information necessary to perform his functions and duties under the Loan Agreement. The Loan Trustee shall provide a summary of the following up of conditions of the Loan Agreement.

23	Limitation

23.1	Claims for interest and principal shall be limited in time pursuant to the Norwegian Act relating to the Limitation Period for Claims of May 18, 1979 nr. 18.

24	Dispute resolution and legal venue

24.1	Disputes arising out of or in connection with the Loan Agreement which are not resolved amicably shall be resolved in accordance with Norwegian law and in the Norwegian courts.

The provisions of articles 86 to 94-8 of the Luxembourg law of 10th August 1915 on commercial companies, as amended, are excluded.

24.2	Legal suits shall be served at the competent legal venue of the Loan Trustee.

***

Norsk Tillitsmann ASA

For and behalf of

Subsea 7 Inc.

/s/ Michael Delouche
Name:
Title:

For and behalf of
Acergy S.A. (to be renamed Subsea 7 S.A.)

/s/ Johan Rasmussen
Name:
Title:

For and behalf of
Norsk Tillitsmann ASA

/s/ Jo Forlang
Name:
Title:

The Loan Agreement has been executed in 3 copies (originals), of which the Borrower, the Co-Borrower and the Loan Trustee shall keep one each.